Exhibit 6.2

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DYMICRON www.dymicron . com April 13, 2019 Ted Bird 1424 Gunnison Street Mount Pleasant, SC 29466 Phone: (704) 526 - 8708 Email: tbirdmedical@gmail.com Subject: Offer of Employment Dear Ted: It is my pleasure to offer you the job of Executive Vice President at Dymicron pending ratification by the Board of Directors . Your starting gross yearly salary is $ 228 , 000 and your expected starting date is April 20 , 2019 . This job reports to Dymicron's President . Pending approval of the Board of Directors, you will be issued an option to purchase 2,000,000 shares of Dimicron common stock at a strike price of$ 0.35, 40% vesting after your first year, and 20% after each of your 2 nd , 3 rd , and 4 th years of employment with Dymicron. Initially, it is understood that you continue to live in South Caroline either working remotely or commuting to Orem at a schedule preapproved by Dymicron's President. As a full - time employee you will be eligible for company fringe benefits. Dymicron's standard health insurance is not available in South Carolina, and so you will be provided an after - tax payment of $2,500/month to purchase your own health insurance. Along with compensation for health insurance, company benefits include life insurance, dental insurance, short/long term disability, and a 3% matching Simple IRA plan. Other benefits include pay for holidays and vacation awarded based on seniority. All the benefits will be available the 1 st day of the following month after 30 days of employment. It is important to note that Dymicron is an "at - will" employer and no employment contracts or guarantees are offered to you or any other employee. As an at - will employee, your employment with Dymicron is completely voluntary and for an indefinite term, and either you or Dymicron may terminate your employment at any time, for any or no reason, with or without cause, and without advance - notice. 1186 South 1680 West Orem, Utah 84058 T: 801.221 . 4591 F: 801 - 426 - 4846

DYMICRON Ƒ Orem Utah 84058 T: 801 221 591 F: 801 - 426 - 4846 0

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